Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

HNR Acquisition Corp is providing the following unaudited pro forma combined financial information to aid HNRA’s stockholders in their analysis of the financial aspects of the Purchase. The unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma combined balance sheet as of September 30, 2023 combines the historical balance sheet of HNRA and the historical consolidated balance sheet of Pogo for such period on a pro forma basis as if the Purchase had been consummated on September 30, 2023.

The unaudited pro forma combined statement of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 combine the historical statements of operations of HNRA and Pogo for such periods on a pro forma basis as if the Purchase had been consummated on January 1, 2022.

The unaudited pro forma combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Purchase occurred on the dates indicated. The unaudited pro forma combined financial information may not be useful in predicting the future financial condition and results of operations of the Post-Purchase company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma combined financial information and is subject to change as additional information becomes available and analyses are performed. This information should be read together with Pogo’s audited and unaudited consolidated financial statements and related footnotes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Pogo,” HNRA’s audited financial statements and related footnotes and Management’s Discussion and Analysis for the year ended December 31, 2022 included in the Form 10-K for the year ended December 31, 2022 filed with the SEC on March 31, 2023 (the “HNRA Form 10-K”), the unaudited financial statements and related footnotes included in the Form 10-Q for the three and nine months ended September 30, 2023 filed with the SEC on November 13, 2023 (the “HNRA Form 10-Q”) and other financial information included in the prospectus. The unaudited pro forma combined financial information presented herein also reflect adjustments related to the deposit of $120,000 into the Trust Account for the payment of the October 13, 2023 extension payment.

The Purchase will be accounted for as a business combination in accordance with GAAP. HNRA was determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:

●	HNRA’s senior management will comprise the senior management of the combined company;

●	HNRA will control a majority of the initial Board of Directors;

●	HNR Acquisition Corp’s existing equityholders will have a majority voting interest in the Post-Combination company.

As previously announced, HNR Acquisition Corp, a Delaware corporation (“HNRA” or the “Company”), entered into that certain Amended and Restated Membership Interest Purchase Agreement, dated as of August 28, 2023 (as amended, the “MIPA”), by and among HNRA, HNRA Upstream, LLC, a newly formed Delaware limited liability company which is managed by, and is a subsidiary of, HNRA (“OpCo”), and HNRA Partner, Inc., a newly formed Delaware corporation and wholly owned subsidiary of OpCo (“SPAC Subsidiary”, and together with the Company and OpCo, “Buyer” and each a “Buyer”), CIC Pogo LP, a Delaware limited partnership (“CIC”), DenCo Resources, LLC, a Texas limited liability company (“DenCo”), Pogo Resources Management, LLC, a Texas limited liability company (“Pogo Management”), 4400 Holdings, LLC, a Texas limited liability company (“4400” and, together with CIC, DenCo and Pogo Management, collectively, “Seller” and each a “Seller”), and, solely with respect to Section 6.20 of the MIPA,  HNRAC Sponsors LLC, a Delaware limited liability company (“Sponsor”). HNRA’s stockholders approved the transactions contemplated by the MIPA at a special meeting of stockholders that was originally convened October 30, 2023, adjourned, and then reconvened on November 13, 2023 (the “Special Meeting”).

On November 15, 2023 (the “Closing Date”), as contemplated by the MIPA:

●	HNRA filed a Second Amended and Restated Certificate of Incorporation (the “Second A&R Charter”) with the Secretary of State of the State of Delaware, pursuant to which the number of authorized shares of HNRA’s capital stock, par value $0.0001 per share, was increased to 121,000,000 shares, consisting of (i) 100,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) 20,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share;

●	The current shares of common stock of HNRA were reclassified as Class A Common Stock, the of of Class B Common Stock have no economic rights but entitles its holder to one vote on all matters to be voted on by stockholders generally, holders of shares of Class A Common Stock and shares of Class B Common Stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by the Second A&R Charter;

●	(A) HNRA contributed to OpCo (i) all of its assets (excluding its interests in OpCo and the aggregate amount of cash required to satisfy any exercise by HNRA stockholders of their Redemption Rights (as defined below)) and (ii) 2,000,000 newly issued shares of Class B Common Stock (such shares, the “Seller Class B Shares”) and (B) in exchange therefor, OpCo issued to HNRA a number of Class A common units of OpCo (the “OpCo Class A Units”) equal to the number of total shares of Class A Common Stock issued and outstanding immediately after the closing (the “Closing”) of the transactions (the “Transactions”) contemplated by the HNRA (following the exercise by HNRA stockholders of their Redemption Rights) (such transactions, the “SPAC Contribution”); and

●	Immediately following the SPAC Contribution, OpCo contributed $900,000 to SPAC Subsidiary in exchange for 100% of the outstanding common stock of SPAC Subsidiary (the “SPAC Subsidiary Contribution”);

●	Immediately following the SPAC Subsidiary Contribution, Seller sold, contributed, assigned, and conveyed to (A) OpCo, and OpCo acquired and accepted from Seller, ninety-nine percent (99.0%) of the outstanding membership interests of Pogo Resources, LLC, a Texas limited liability company (“Pogo” or the “Target”), and (B) SPAC Subsidiary, and SPAC Subsidiary purchased and accepted from Seller, one percent (1.0%) of the outstanding membership interest of Target (together with the ninety-nine (99.0%) interest, the “Target Interests”), in each case, in exchange for (x) $900,000 of the Cash Consideration (as defined below) in the case of SPAC Subsidiary and (y) the remainder of the Aggregate Consideration (as defined below) in the case of OpCo (such transactions, together with the SPAC Contribution and SPAC Subsidiary Contribution, the “Business Combination”).

The “Aggregate Consideration” for the Target Interests was (a), cash in the amount of $31,074,127 in immediately available funds (the “Cash Consideration”), (b) 2,000,000 Class B common units of OpCo (“OpCo Class B Units”) valued at $10.00 per unit (the “Common Unit Consideration”), which will be equal to and exchangeable into 2,000,000 shares of Class A Common Stock issuable upon exercise of the OpCo Exchange Right (as defined below), as reflected in the amended and restated limited liability company agreement of OpCo that became effective at Closing (the “A&R OpCo LLC Agreement”), (c) and the Seller Class B Shares, (d) $15,000,000 payable through a promissory note to Seller (the “Seller Promissory Note”), (e) 2,000,000 preferred units (the “OpCo Preferred Units” and together with the Opco Class A Units and the OpCo Class B Units, the “OpCo Units”) of OpCo (the “Preferred Unit Consideration”, and, together with the Common Unit Consideration, the “Unit Consideration”), and (f) an agreement to, on or before November 21, 2023, Buyer shall settle and pay to Seller $1,925,873 from sales proceeds received from oil and gas production attributable to Pogo, including pursuant to its third party contract with affiliates of Chevron. At Closing, 500,000 Seller Class B Shares (the “Escrowed Share Consideration”) were placed in escrow for the benefit of Buyer pursuant to an escrow agreement and the indemnity provisions in the MIPA. The Aggregate Consideration is subject to adjustment in accordance with the MIPA.

In connection with the Business Combination, holders of 3,323,707 shares of common stock sold in HNRA’s initial public offering (the “public shares”) properly exercised their right to have their public shares redeemed (the “Redemption Rights”) for a pro rata portion of the trust account (the “Trust Account”) which held the proceeds from HNRA’s initial public offering, funds from HNRA’s payments to extend the time to consummate a business combination and interest earned, calculated as of two business days prior to the Closing, which was approximately $10.95 per share, or $49,362,479 in the aggregate. The remaining balance in the Trust Account (after giving effect to the Redemption Rights) was $12,979,299.

Immediately upon the Closing, Pogo Royalty exercised the OpCo Exchange Right as it relates to 200,000 OpCo Class B units (and 200,000 shares of Class B Common Stock. After giving effect to the Business Combination, the redemption of public shares as described above and the exchange mentioned in the preceding sentence, there are currently (i) 5,097,009 shares of Class A Common Stock issued and outstanding, (ii) 1,800,000 shares of Class B Common Stock issued and outstanding and (iii) no shares of preferred stock issued and outstanding.

The OpCo Preferred Units will be automatically converted into OpCo Class B Units on the two-year anniversary of the issuance date of such OpCo Preferred Units (the “Mandatory Conversion Trigger Date”) at a rate determined by dividing (i) $20.00 per unit (the “Stated Conversion Value”), by (ii) the Market Price of the Class A Common Stock, (the “Conversion Price”). The “Market Price” means the simple average of the daily VWAP of the Class A Common Stock during the five (5) trading days prior to the date of conversion. On the Mandatory Conversion Trigger Date, the Company will issue a number of shares of Class B Common Stock to Seller equivalent to the number of OpCo Class B Units issued to Seller. If not exchanged sooner, such newly issued OpCo Class B Units shall automatically exchange into Class A Common Stock on the one-year anniversary of the Mandatory Conversion Trigger Date at a ratio of one OpCo Class B Unit for one share of Class Common Stock. An equivalent number of shares of Class B Common Stock must be surrendered with the OpCo Class B Units to the Company in exchange for the Class A Common Stock. As noted above, the OpCo Class B Units must be exchanged upon the one-year anniversary of the Mandatory Conversion Trigger Date.

Option Agreement

In connection with the Closing, HNRA Royalties, LLC, a newly formed Delaware limited liability company and wholly-owned subsidiary of HNRA (“HNRA Royalties”) and Pogo Royalty entered into an Option Agreement (the “Option Agreement”). Pogo Royalty owns certain overriding royalty interests in certain oil and gas assets owned by Pogo Resources, LLC (the “ORR Interest”). Pursuant to the Option Agreement, Pogo Royalty granted irrevocable and exclusive option to HNRA Royalty to purchase the ORR Interest for the Option Price (as defined below) at any time prior to November 15, 2024. The option is not exercisable while the Seller Promissory Note is outstanding.

The purchase price for the ORR Interest upon exercise of the option is: (i) (1) $30,000,000 the (“Base Option Price”), plus (2) an additional amount equal to interest on the Base Option Price of twelve percent (12%), compounded monthly, from the Closing Date through the date of acquisition of the ORR Interest, minus (ii) any amounts received by Pogo Royalty in respect of the ORR Interest from the month of production in which the effective date of the Option Agreement occurs through the date of the exercise of the option (such aggregate purchase price, the “Option Price”).

The Option Agreement and the option will immediately terminate upon the earlier of (a) Pogo Royalty’s transfer or assignment of all of the ORR Interest in accordance with the Option Agreement and (b) November 15, 2024. As consideration for the Option Agreement, the Company issued 10,000 shares of Class A common stock to Pogo Royalty.

The material terms of the Option Agreement are described in the section of the Proxy Statement beginning on page 31 titled “Summary of the Proxy Statement — Related Agreements — Option Agreement.” Such description is incorporated by reference in this Report and is qualified in its entirety by the text of the Option Agreement, which is included as Exhibit 10.4 to this Report and is incorporated herein by reference.

Director Nomination and Board Observer Agreement

 In connection with the Closing, the Company entered into Director Nomination and Board Observer Agreement (the “Board Designation Agreement”) with CIC. Pursuant to the Board Designation Agreement, CIC has the right, at any time CIC beneficially owns capital stock of the Company, to appoint two board observers to attend all meetings of the board of directors of the Company. In addition, after the time of the conversion of the OpCo Preferred Units owned by Pogo Royalty, CIC will have the right to nominate a certain number of members of the board of directors depending on Pogo Royalty’s ownership percentage of Class A Common Stock as further provided in the Board Designation Agreement.

The material terms of the Board Designation Agreement are described in the section of the Proxy Statement beginning on page 32 titled “Summary of the Proxy Statement — Related Agreements — Director Nomination and Board Observer Agreement.” Such description is incorporated by reference in this Report and is qualified in its entirety by the text of the Board Designation Agreement, which is included as Exhibit 10.5 to this Report and is incorporated herein by reference.

Backstop Agreement

In connection with the Closing, HNRA entered a Backstop Agreement (the “Backstop Agreement”) with Pogo Royalty and certain of HNRA’s founders listed therein (the “Founders”) whereby the Pogo Royalty will have the right (“Put Right”) to cause the Founders to purchase Seller’s OpCo Preferred Units at a purchase price per unit equal to $10.00 per unit plus the product of (i) the number of days elapsed since the effective date of the Backstop Agreement and (ii) $10.00 divided by 730. Seller’s right to exercise the Put Right will survive for six (6) months following the date the Trust Shares (as defined below) are not restricted from transfer under the Letter Agreement (as defined in the MIPA) (the “Lockup Expiration Date”).

As security that the Founders will be able to purchase the OpCo Preferred Units upon exercise of the Put Right, the Founders agreed to place at least 1,300,000 shares of Class A Common Stock into escrow (the “Trust Shares”), which the Founders can sell or borrow against to meet their obligations upon exercise of the Put Right, with the prior consent of Seller. HNRA is not obligated to purchase the OpCo Preferred Units from Pogo Royalty under the Backstop Agreement. Until the Backstop Agreement is terminated, Pogo Royalty and its affiliates are not permitted to engage in any transaction which is designed to sell short the Class A Common Stock or any other publicly traded securities of HNRA.

The material terms of the Backstop Agreement are described in the section of the Proxy Statement beginning on page 32 titled “Summary of the Proxy Statement — Related Agreements — Backstop Agreement.” Such description is incorporated by reference in this Report and is qualified in its entirety by the text of the Backstop Agreement, which is included as Exhibit 10.6 to this Report and is incorporated herein by reference.

Founder Pledge Agreement

In connection with the Closing, HNRA entered a Founder Pledge Agreement (the “Founder Pledge Agreement”) with the Founders whereby, in consideration of placing the Trust Shares into escrow and entering into the Backstop Agreement, HNRA agreed: (a) by January 15, 2024, to issue to the Founders an aggregate number of newly issued shares of Class A Common Stock equal to 10% of the number of Trust Shares; (b) by January 15, 2024, to issue to the Founders number of warrants to purchase an aggregate number of shares of Class A Common Stock equal to 10% of the number of Trust Shares, which such warrants shall be exercisable for five years from issuance at an exercise price of $11.50 per shares; (c) if the Backstop Agreement is not terminated prior to the Lockup Expiration Date, to issue an aggregate number of newly issued shares of Class A Common Stock equal to (i) (A) the number of Trust Shares, divided by (B) the simple average of the daily VWAP of the Class A Common Stock during the five (5) Trading Days prior to the date of the termination of the Backstop Agreement, subject to a minimum of $6.50 per share, multiplied by (C) a price between $10.00-$13.00 per share (as further described in the Founder Pledge Agreement), minus (ii) the number of Trust Shares; and (d) following the purchase of OpCo Preferred Units by a Founder pursuant to the Put Right, to issue a number of newly issued shares of Class A Common Stock equal to the number of Trust Shares sold by such Founder. Until the Founder Pledge Agreement is terminated, the Founders are not permitted to engage in any transaction which is designed to sell short the Class A Common Stock or any other publicly traded securities of HNRA.

The above description of the Founder Pledge Agreement is a summary only and is qualified in its entirety by the text of the Founder Pledge Agreement, which is included as Exhibit 10.7 to this Report and is incorporated herein by reference.

In consideration for entering into the Backstop agreement, the Company will issue the Founders an aggregate of 134,500 shares of Class A Common Stock.

Debt Financing

Senior Secured Term Loan Agreement

Consistent with the previously disclosed commitment letter (the “Debt Commitment Letter”) between HNRA and First International Bank & Trust (“FIBT” or “Lender”), in connection with the Closing, HNRA (for purposes of the Loan Agreement, the “Borrower”), OpCo, SPAC Subsidiary, Pogo, and LH Operating, LLC (for purposes of the Loan Agreement, collectively, the “Guarantors” and together with the Borrower, the “Loan Parties”), and FIBT entered into a Senior Secured Term Loan Agreement on November 15, 2023 (the “Loan Agreement”), setting forth the terms of a senior secured term loan facility in an aggregate principal amount of $28 million (the “Term Loan”).

Pursuant to the terms of the Term Loan Agreement, the Term Loan was advanced in one tranche on the Closing Date. The proceeds of the Term Loan were used to (a) fund a portion of the purchase price, (b) partially fund a debt service reserve account funded with $2,600,000 at the Closing Date, (c) pay fees and expenses in connection with the purchase and the closing of the Term Loan and (e) other general corporate purposes. The Term Loan accrues interest at a per annum rate equal to the FIBT prime rate plus 6.5% and fully matures on the third anniversary of the Closing Date (“Maturity Date”). Payments of principal and interest will be due on the 15th day of each calendar month, beginning December 15, 2023, each in an amount equal to the Monthly Payment Amount (as defined in the Term Loan Agreement), except that the principal and interest payment due on the Maturity Date will be in the amount of the entire remaining principal amount of the Term Loan and all accrued but unpaid interest then outstanding. An additional one-time payment of principal is due on the date the quarterly financial report for the year ending December 31, 2024, is due to be delivered by Borrower to Lender in an amount that Excess Cash Flow (as defined in the Term Loan Agreement) exceeds the Debt Service Coverage Ratio (as defined in the Term Loan Agreement) of 1.35x as of the end of such quarter; provided that in no event shall the amount of the payment exceed $5,000,000.

The Borrower may elect to prepay all or a portion greater than $1,000,000 of the amounts owed prior to the Maturity Date. In addition to the foregoing, the Borrower is required to prepay the Term Loan with the net cash proceeds of certain dispositions and decrease in value of collateral.

On the Closing Date, Borrower deposited $2,600,000 into a Debt Service Reserve Account (the “Debt Service Reserve Account”) and, within 60 days following the Closing Date, Borrower must deposit such additional amounts such that the balance of the Debt Service Reserve Account is equal to $5,000,000 at all times. The Debt Service Reserve Account may be used by Lender at any time and from time to time, in Lender’s sole discretion, to pay (or to supplement Borrower’s payments of) the obligations due under the Term Loan Agreement.

The Term Loan Agreement contains affirmative and restrictive covenants and representations and warranties. The Loan Parties are bound by certain affirmative covenants setting forth actions that are required during the term of the Term Loan Agreement, including, without limitation, certain information delivery requirements, obligations to maintain certain insurance, and certain notice requirements. Additionally, the Loan Parties from time to time will be bound by certain restrictive covenants setting forth actions that are not permitted to be taken during the term of the Term Loan Agreement without prior written consent, including, without limitation, incurring certain additional indebtedness, entering into certain hedging contracts, consummating certain mergers, acquisitions or other business combination transactions, consummating certain dispositions of assets, making certain payments on subordinated debt, making certain investments, entering into certain transactions with affiliates, and incurring any non-permitted lien or other encumbrance on assets. The Term Loan Agreement also contains other customary provisions, such as confidentiality obligations and indemnification rights for the benefit of the Lender.

Pledge and Security Agreement

In connection with the Term Loan, FIBT and the Loan Parties entered into a Pledge and Security Agreement on November 15, 2023 (the “Security Agreement”), whereby the Loan Parties granted a senior security interest to FIBT on all assets of the Loan Parties, except certain excluded assets described therein, including, among other things, any interests in the ORR Interest.

Guaranty Agreement

In connection with the Term Loan, FIBT and the Loan Parties entered into a Guaranty Agreement on November 15, 2023 (the “Guaranty Agreement”), whereby the Guarantors guaranteed payment and performance of all Loan Parties under the Term Loan Agreement.

Forward Purchase Agreement

On November 2, 2023, HNR Acquisition Corp (the “Company” or “HNRA”) entered into an agreement with (i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”), and (iii) Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, “Seller”) (the “Forward Purchase Agreement”) for OTC Equity Prepaid Forward Transactions. For purposes of the Forward Purchase Agreement, HNRA is referred to as the “Counterparty”. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Forward Purchase Agreement.

Pursuant to the terms of the Forward Purchase Agreement, the Seller intends, but is not obligated, to purchase up to 3,000,000 shares (the “Purchased Amount”) of common stock, par value $0.0001 per share, of HNRA (“HNRA Shares”) concurrently with the closing of the transactions contemplated by the A&R MIPA, pursuant to the Seller’s FPA Funding Amount PIPE Subscription Agreement (as defined below), less the number of HNRA Shares purchased by the Seller separately from third parties through a broker in the open market (“Recycled Shares”). The Seller shall not be required to purchase an amount of HNRA Shares such that following such purchase, that Seller’s ownership would exceed 9.99% of the total HNRA Shares outstanding immediately after giving effect to such purchase, unless the Seller, at its sole discretion, waives such 9.99% ownership limitation. The Purchased Amount subject to the Forward Purchase Agreement is subject to reduction following a termination of the Forward Purchase Agreement with respect to such shares, as further described in the Forward Purchase Agreement.

The Forward Purchase Agreement provides for a prepayment shortfall in an amount in U.S. dollars equal to 0.50% of the product of the Recycled Shares and the Initial Price (defined below). Seller in its sole discretion may sell Recycled Shares (i) at any time following November 2, 2023 (the “Trade Date”) at prices greater than the Reset Price or (ii) commencing on the 180th day following the Trade Date at any sales price, in either case without payment by Seller of any Early Termination Obligation until such time as the proceeds from such sales equal 100% of the Prepayment Shortfall (as set forth under the section entitled “Shortfall Sales” in the Forward Purchase Agreement) (such sales, “Shortfall Sales,” and such Shares, “Shortfall Sale Shares”). A sale of Shares is only (a) a “Shortfall Sale,” subject to the terms and conditions herein applicable to Shortfall Sale Shares, when a Shortfall Sale Notice is delivered under the Forward Purchase Agreement, and (b) an Optional Early Termination, subject to the terms and conditions of the Forward Purchase Agreement applicable to Terminated Shares, when an OET Notice is delivered under the Forward Purchase Agreement, in each case the delivery of such notice in the sole discretion of the Seller (as further described in the “Optional Early Termination” and “Shortfall Sales” sections in the Forward Purchase Agreement).

The Forward Purchase Agreement provides that the Seller will be paid directly an aggregate cash amount (the “Prepayment Amount”) equal to (x) the product of (i) the number of HNRA Shares as set forth in a Pricing Date Notice and (ii) Per-Share Redemption Price as defined in HNRA’s Certificate of Incorporation, effective as of February 10, 2022, as amended from time to time (the “Initial Price”), less (y) the Prepayment Shortfall.

Counterparty will pay to the Seller the Prepayment Amount required under the Forward Purchase Agreement directly from the Counterparty’s Trust Account maintained by Continental Stock Transfer and Trust Company holding the net proceeds of the sale of the units in Counterparty’s initial public offering and the sale of private placement warrants (the “Trust Account”), no later than the earlier of (a) one Local Business Day after the Closing Date and (b) the date any assets from the Trust Account are disbursed in connection with the Purchase & Sale; except that to the extent that the Prepayment Amount is to be paid from the purchase of Additional Shares by Seller, such amount will be netted against such proceeds, with Seller being able to reduce the purchase price for the Additional Shares by the Prepayment Amount. For the avoidance of doubt, any Additional Shares purchased by the Seller will be included in the Number Purchased Amount under the Forward Purchase Agreement for all purposes, including for determining the Prepayment Amount.

Following the Closing, the reset price (the “Reset Price”) will be $10.00; provided that the Reset Price shall be reduced pursuant to a Dilutive Offering Reset immediately upon the occurrence of such Dilutive Offering. The Purchased Amount subject to the Forward Purchase Agreement shall be increased upon the occurrence of a Dilutive Offering Reset to that number of Shares equal to the quotient of (i) the Purchased Amount divided by (ii) the quotient of (a) the price of such Dilutive Offering divided by (b) $10.00.

From time to time and on any date following the Trade Date (any such date, an “OET Date”) and subject to the terms and conditions in the Forward Purchase Agreement, Seller may, in its absolute discretion, terminate the Transaction in whole or in part by providing written notice to Counterparty (the “OET Notice”), by the later of (a) the fifth Local Business Day following the OET Date and (b) no later than the next Payment Date following the OET Date, (which shall specify the quantity by which the Number of Shares shall be reduced (such quantity, the “Terminated Shares”)). The effect of an OET Notice shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, Counterparty shall be entitled to an amount from Seller, and the Seller shall pay to Counterparty an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price in respect of such OET Date. The payment date may be changed within a quarter at the mutual agreement of the parties.

The “Valuation Date” will be the earlier to occur of (a) the date that is three (3) years after the date of the closing of the Purchase & Sale (the date of the closing of the Purchase & Sale, the “Closing Date”) pursuant to the A&R MIPA, (b) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (w) a VWAP Trigger Event, (x) a Delisting Event, (y) a Registration Failure or (z) unless otherwise specified therein, upon any Additional Termination Event, and (c) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s sole discretion (which Valuation Date shall not be earlier than the day such notice is effective). The Valuation Date notice will become effective immediately upon its delivery from Seller to Counterparty in accordance with the Forward Share Purchase Agreement.

On the “Cash Settlement Payment Date,” which is the tenth Local Business Day immediately following the last day of the Valuation Period, the Seller will remit to the Counterparty an amount equal to the Settlement Amount and will not otherwise be required to return to the Counterparty any of the Prepayment Amount and the Counterparty shall remit to the Seller the Settlement Amount Adjustment; provided, that if the Settlement Amount less the Settlement Amount Adjustment is a negative number and either clause (x) of Settlement Amount Adjustment applies or the Counterparty has elected pursuant to clause (y) of Settlement Amount Adjustment to pay the Settlement Amount Adjustment in cash, then neither the Seller nor the Counterparty shall be liable to the other party for any payment under the Cash Settlement Payment Date section of the Forward Purchase Agreement.

The Seller has agreed to waive any redemption rights with respect to any Recycled Shares in connection with the Purchase & Sale, as well as any redemption rights under HNRA’s Certificate of Incorporation that would require redemption by HNRA. Such waiver may reduce the number of HNRA Shares redeemed in connection with the Purchase & Sale, and such reduction could alter the perception of the potential strength of the Purchase & Sale. The Forward Purchase Agreement has been structured, and all activity in connection with such agreement has been undertaken, to comply with the requirements of all tender offer regulations applicable to the Purchase & Sale, including Rule 14e-5 under the Securities Exchange Act of 1934.

In Connection with the Closing, the Seller received $4,286,701 in cash, including $286,607 in fees and expenses from the Trust Account related to 50,070 Recycled Shares and 504,425 Additional Shares that the Company may be obligated to issue to the Seller pursuant to the Forward Purchase Agreement. The Seller also received 90,000 shares of Class A Common Stock as a transaction fee.

Non-Redemption Agreement

On November 13, 2023, HNRA entered into an agreement with (i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”), and (iii) Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, “Backstop Investor”) (the “Non-Redemption Agreement”) pursuant to which Backstop Investor agreed to reverse the redemption of 600,000 shares of common stock, par value $0.0001 per share, of HNRA (“Common Stock”). Immediately upon consummation of the closing of the transactions contemplated by the MIPA (the “Closing”), HNRA paid the Backstop Investor, in respect of the Backstop Investor Shares, an amount in cash equal to (x) the Backstop Investor Shares, multiplied by (y) the Redemption Price (as defined in HNRA’s amended and restated certificate of incorporation) minus $5.00, or $3,567,960.

Exchange Agreements

On November 13, 2023, HNRA entered into exchange agreements (“Exchange Agreements”) with certain holders (the “Noteholders”) of promissory notes issued by HNRA for working capital purposes which accrued interest at a rate of 15% per annum (the “Notes”). Pursuant to the Exchange Agreements, HNRA agreed to exchange, in consideration of the surrender and termination of the Notes in an aggregate principal amount (including interest accrued thereon) of $2,257,771, for 451,563 shares of Common Stock at a price per share equal to $5.00 per share (the “Exchange Shares”). Pursuant to the Exchange Agreements, HNRA also granted to the Noteholders piggyback registration rights with regard to the Exchange Shares.

The Noteholders include JVS Alpha Property, LLC, a company which is controlled by Joseph Salvucci, Jr., a current member of the HNRA board of directors, Byron Blount, nominee member of the HNRA board of directors following the Closing, and Mitchell B. Trotter, the designated Chief Financial Officer and a nominee member of the HNRA board of directors following the Closing.

The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the unaudited pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma combined financial information. Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma combined financial statements are described in the accompanying notes.

HNR ACQUISITION CORP

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2023

	HNR Acquisition Corp	POGO Resources LLC	Other Transaction Accounting		Combined Pro Forma
ASSETS
Current Assets
Cash	$638,736	$3,269,278	$875,000		$4,783,014
			2,725,000	A
			4,493,119	B
			27,331,008	C
			(31,074,127)	D
			(2,600,000)	C

Restricted cash			2,600,000	C	2,600,000
Accounts receivable – Oil and Gas sales	—	3,148,691	—		3,148,691
Accounts receivable – other	—	114,494	—		114,494
Prepaid expenses and other current assets	50,000	448,359	—		498,359
Total current assets	688,736	6,980,822	3,475,000		11,144,558

Non-current Assets
Right of Use Asset, operating leases	—	73,862	—		73,862
Oil and Gas properties, net	—	59,049,657	23,685,745	F	82,735,402
Note receivable, related party	—	4,266,771	(4,266,771)	F	—
Marketable Securities held in Trust	48,974,196	—	(48,974,196)		—
		—	388,283	O	—
	—	—	(49,362,479)	B	—
	—	8,902	—		8,902
Other assets	150,000	3,333	(150,000)	C	3,333
TOTAL ASSETS	$49,812,932	$70,383,347	$(26,230,222)		$93,966,057

LIABILITIES, TEMPORARY EQUITY AND EQUITY
Current liabilities
Accounts payable	$1,543,947	$2,925,247	$896,729		$5,365,923
			1,065,000	E
			(168,271)	A
Accrued expenses	—	1,454,663	—		1,454,663
Royalties payable	—	981,567	—		981,567
Royalties payable related party	—	808,329	—		808,329
Operating lease liabilities	—	62,518	—		62,518
Short-term derivative instrument liabilities	—	973,918	6,302,279	I	7,276,197
Franchise tax payable	30,000	—	—		30,000
Income tax payable	352,000	—	—		352,000
Notes payable from related party, net of discount	1,515,044	—	635,500		2,150,544
			2,725,000	A
			(2,089,500)	A
Excise tax payable	436,665	—			436,665
Seller promissory note	—	—	15,000,000	D	15,000,000
Side letter payable			1,925,873	D	1,925,873
Deferred underwriting fee payable	1,800,000	—	(500,000)	E	1,300,000
Total current liabilities	5,677,656	7,206,242	24,260,381		37,144,279

HNR ACQUISITION CORP

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2023 — (Continued)

	HNR Acquisition Corp	POGO Resources LLC	Other Transaction Accounting		Combined Pro Forma
Long-term liabilities
Long-term debt, net	—	24,750,000	2,431,008		27,181,008
			(24,750,000)	G
			27,181,008	C
Warrant liabilities	2,438,750	—	—		2,438,750
Right of use liability, operating leases	—	13,371	—		13,371
Other liabilities	—	675,000	—		675,000
Asset retirement obligation, net	—	5,300,008	—		5,300,008
Total liabilities	8,116,406	37,944,621	26,691,389		72,752,416
Commitments and Contingencies
Redeemable Common stock	48,592,196	—	(48,592,196)		—
		—	770,283	N
			(36,383,179)	H
			(7,854,661)	I
			(5,124,639	I
EQUITY
Owners’ equity		32,438,726	(32,438,726)	F	—
Series A Convertible Preferred stock
Class A common stock	—	—	962		962
			452	A
			20	F
			10	F
			301	J
			50	K
			24	L
			45	M
			60	I
Class B Common stock	—	—	180	D	180
Common stock	301	—	(301)	J	—
Additional paid-in capital	—	—	14,992,910		14,992,910
			2,257,319	A
			1,353,980	F
			67,690	F
			1,499,950	K
			1,935,941	L
			4,878,090	M
			2,999,940	I
Retained earnings (accumulated deficit)	(6,895,971)	—	(14,070,260)		(20,966,231)
			(4,500,965)	E,J,K
			(9,055,775)	I
			(513,520)	N
Total Equity attributable to HNRA shareholders	(6,895,670)	32,438,726	(31,515,235)		(5,972,179)
Noncontrolling interest	—	—	27,185,820	D	27,185,820
Total stockholder’s equity	(6,895,670)	32,438,726	(4,329,415)		21,213,641

TOTAL LIABILITIES, TEMPORARY EQUITY AND EQUITY	$49,812,932	$70,383,347	$(26,230,222)		$93,966,057

HNR ACQUISITION CORP
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

	HNR Acquisition Corp Historical	POGO Resources LLC Historical	Transaction Accounting		Combined Pro Forma
Revenue
Crude Oil	$—	$19,814,847	$(1,981,485)	O	$17,883,362
Natural gas and natural gas liquids	—	719,383	(71,938)	O	647,445
Loss on derivative instruments, net	—	(673,057)	—		(673,057)
Other Revenue	—	461,435	—		461,435
Total revenue	—	20,322,608	(2,053,423)		18,269,185

Expenses:
Production taxes, transportation and processing	—	1,774,310	(177,431)	O	1,596,879
Lease operating	—	7,354,304	—		7,354,304
Depletion, depreciation and amortization	—	1,285,830	89,380	P	1,375,210
Accretion of asset retirement obligations	—	809,423	—		809,423
General and administrative	1,927,221	3,111,130	1,307,500	Q	6,345,851
Franchise taxes	150,000	—	—		150,000
Total operating expenses	2,077,221	14,334,997	1,219,449		17,631,667
Income (loss) from operations	(2,077,221)	5,987,611	(3,272,872)		637,518

Other income (expense):
Amortization of debt discount	(1,073,338)	—	—		(1,073,338)
Other income (expense)	—	(74,692)	—		(74,692)
Change in Fair value warrant liability	(171,456)	—	—		(171,456)
Loss on asset sales	—	(816,011)	—		(816,011)
Gain on settlement of liabilities	787,500	—	—		787,500
Interest income	14,396	266,771	—		281,167
Interest expense	(182,925)	(1,429,200)	(3,613,047)		(5,225,172)
			(3,354,747)	R
			(1,687,500)	S
			1,429,200	T
Interest income on marketable securities held in Trust Account	2,417,604	—	(2,417,604)	U	—
Total other income (expense)	1,791,781	(2,053,132)	(6,030,651)		(7,079,502)
Income (loss) before income taxes	(285,440)	3,934,479	(9,303,523)		(5,654,484)
Income tax expense	(130,335)	—	130,335		—
Net income (loss)	(415,775)	3,934,479	(9,173,188)		(5,654,484)
Net income (loss) attributable to noncontrolling interests	—	—	—		—
Net income (loss) attributable to HNR Acquisition Corp	$(415,775)	$3,934,479	$(9,173,188)		$(5,654,484)
Weighted Average shares outstanding, Class A common stock – basic and diluted					5,145,446
Net income (loss) per share of Class A common stock – basic and diluted					$(1.10)
Weighted Average shares outstanding, redeemable common stock – basic and diluted	6,567,202
Net income (loss) per share of common stock – basic and diluted	$0.07
Weighted average shares outstanding, non-redeemable common stock – basic and diluted	3,006,250
Net income (loss) per share of common stock – basic and diluted	$(0.30)

HNR ACQUISITION CORP
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022

	HNR Acquisition Corp Historical	POGO Resources LLC Historical	Transaction Accounting (Assuming Minimum Redemptions)		Combined Pro Forma (Assuming Minimum Redemptions)
Revenue
Crude Oil	$—	$37,982,367	$(3,798,237)	W	$34,184,130
Natural gas and natural gas liquids	—	1,959,411	(195,941)	W	1,763,470
Other Revenue	—	255,952			255,952
Loss on derivative instruments, net	—	(4,793,790)	—		(4,793,790)
Total revenue	—	35,403,940	(3,994,178)		31,409,762

Expenses:
Production taxes, transportation and processing	—	3,484,477	(348,448)	W	3,136,029
Lease operating	—	8,418,739	—		8,418,739
Depletion, depreciation and amortization	—	1,613,402	465,386	X	2,078,788
Accretion of asset retirement obligations	—	1,575,296	—		1,575,296
General and administrative	1,598,013	2,953,202	3,852,633	Y	8,403,848
Franchise taxes	200,000	—	—		200,000
Total operating expenses	1,798,013	18,045,116	3,969,571		23,812,700
Income (loss) from operations	(1,798,013)	17,358,824	(7,963,749)		7,597,062

Other income (expense):
Other income (expense)	—	13,238	—		13,238
Insurance policy recovery	—	2,000,000	—		2,000,000
Interest income (expense)	969	(1,076,060)	(5,646,937)		(6,722,028)
			(4,472,997)	Z
			(2,250,000)	AA
			1,076,060	AB
Interest income on marketable securities held in Trust Account	1,268,362	—	(1,268,362)	AC	—
Total other income (expense)	1,269,331	937,178	(6,915,299)		(4,708,790)

Income (loss) before income taxes	(528,682)	18,296,002	(14,879,048)		2,888,272
Income tax (expense) benefit	(221,665)	—	(384,872)	AD	(606,537)
Net income (loss)	(750,347)	18,296,002	(15,263,920)		2,281,735
Net income (loss) attributable to noncontrolling interests	—	—	—		—
Net income (loss) attributable to HNR Acquisition Corp	$(750,347)	$18,296,002	$(15,263,920)		$2,281,735
Weighted Average shares outstanding, Class A common stock – basic and diluted					5,139,585
Net income (loss) per share of Class A common stock – basic and diluted					$0.44
Weighted Average shares outstanding, redeemable common stock – basic and diluted	7,538,014
Net income (loss) per share of common stock – basic and diluted	$(0.02)
Weighted average shares outstanding, non-redeemable common stock – basic and diluted	2,978,445
Net income (loss) per share of common stock – basic and diluted	$(0.19)

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The Purchase will be accounted for as an acquisition, in accordance with GAAP. The Company was deemed the accounting acquirer in the Purchase based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) 805, Business Combinations. Pogo was deemed to be the predecessor entity of the Company. Accordingly, the historical financial statements of Pogo will become the historical financial statements of the Company, upon the consummation of the Purchase. Under the acquisition method of accounting, the assets and liabilities of Pogo will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recorded as goodwill.

The unaudited pro forma combined balance sheet as of September 30, 2023, assumes that the Purchase occurred on September 30, 2023. The unaudited pro forma combined statement of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022, reflects pro forma effect to the Purchase as if it had been completed on January 1, 2022.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Purchase.

The pro forma adjustments reflecting the consummation of the Purchase are based on certain currently available information and certain assumptions and methodologies that HNRA believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. HNRA believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Purchase based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Purchase taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of HNRA’s Form 10-K and Form 10-Q and Pogo included in this prospectus.

The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the Purchase (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). HNRA has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma combined financial information.

2. Accounting Policies

Upon consummation of the Purchase, management will perform a comprehensive review of the accounting policies of the two entities. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the combined company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma combined financial information. As a result, the unaudited pro forma combined financial information does not assume any differences in accounting policies.

3. Preliminary Purchase Price Allocation

The preliminary purchase price of Pogo has been allocated to the assets acquired and liabilities assumed for purposes of this pro forma financial information based on their estimated relative fair values. The purchase price allocations herein are preliminary. The final purchase price allocations for the Purchase will be determined after completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed but in no event later than one year following the closing date of the acquisition. Accordingly, the final acquisition accounting adjustments could differ materially from the accounting adjustments included in the pro forma financial statements presented herein. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of purchase price allocable to goodwill and could impact the operating results of the Company following the acquisition due to differences in purchase price allocation, depreciation and amortization related to some of these assets and liabilities.

Preliminary Purchase Price (maximum redemptions scenario):
Cash	$31,074,127
Side Letter payable	1,925,873
Promissory note to Sellers of Pogo	15,000,000
10,000 HNRA Common stock options	67,700
200,000 HNRA Class A Common shares	1,354,000
1,800,000 OpCo Class B Units	12,186,000
2,000,000 OpCo Preferred Units	15,000,000
Total preliminary purchase consideration	$76,607,700

Preliminary Purchase Price Allocation
Cash	$3,269,728
Accounts receivable	3,263,185
Prepaid expenses	448,359
Operating lease assets	73,862
Property, plant and equipment	—
Oil & gas reserves	82,735,402
Derivative assets	8,902
Other assets	3,333
Accounts payable	(2,925,247)
Accrued liabilities	(4,218,477)
Asset retirement obligations, net	(5,300,008)
Other liabilities	(675,000)
Operating lease liability	(75,889)
Net assets acquired	$76,607,700

The preliminary fair value of the OpCo Class B Units is based on the equivalent of 1,800,000 shares of Class A common stock of HNR Acquisition Corp and a Closing price of the Company’s common stock at November 15, 2023, which was $6.77.

4. Adjustments to Unaudited Pro forma combined Financial Information

The unaudited pro forma combined financial information has been prepared to illustrate the effect of the Purchase and has been prepared for informational purposes only.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma combined statement of operations are based upon the number of the combined company’s shares outstanding, assuming the Purchase occurred on January 1, 2021.

Transaction Adjustments

(A)	Reflects the deposit of $2,725,000 of working capital loans funded subsequent to September 30, 2023 and the conversion of $2,257,771 in principal and interest of certain working capital loans, pursuant to multiple exchange agreements, in exchange for 451,563 Class A common shares pursuant to the Exchange Agreements entered into with certain noteholders, including related parties as disclosed above.

(B)	Reflects the cash proceeds received upon disbursement of trust funds for redemptions, the forward purchase agreement and

(C)	Reflects net cash proceeds of $27,331,008 under a senior secured term loan in the amount of $28,000,000, net of closing costs of $668,992. Under the terms of the senior secured term loan, the Company must maintain a minimum cash balance of $2,600,000, reflected as restricted cash on the balance sheet, after closing of the MIPA.

(D)	Reflects the payment of the Base Purchase Price to the sellers of Pogo, consisting of the Cash Consideration of $31.0 million, the issuance of a $15.0 million seller note, side letter payable of $1.9 million, the issuance of 200,000 shares of Class A Common stock pursuant to the exercise of the OpCo Exchange Right, the issuance of 10,000 shares of Class A Common stock related to the Option Agreement, the issuance of 1,800,000 OpCo Class B units with an estimated fair value of $6.77 per share based on the Closing price of the Company’s common stock at November 15, 2023, and $15.0 million of OpCo Preferred Units. The estimated fair value of the OpCo Class B Units is presented as a noncontrolling interest until such time as the Exchange Right of the holders of OpCo Class B Units may be exercised. The OpCo Class B Units have no economic rights in OpCo, including, without limitation, no rights to distributions, profits or losses of OpCo, or any rights upon the occurrence of any liquidation of OpCo.

(E)	Reflects the payment of a portion of the deferred underwriting fee payable of $500,000 from HNRA’s initial public offering due to the closing. The estimated pro forma impact to accumulated deficit of $4,500,965 as of September 30, 2023 includes the $1,065,000 of closing costs accrued to accounts payable, $1,935,965 of transaction fees that will be settled through the issuance of 243,500 shares of common stock (based on an estimated price of $6.77 per share based on the Closing price of the Company’s common stock at November 15, 2023 for certain advisors), and $1,500,000 related to the fair value of shares to be issued to White Lion as a commitment fee in connection with Closing of the MIPA (see note J and K below).

(F)	Reflects the estimated fair value adjustments under the acquisition method of accounting from the preliminary purchase price allocation of the net assets of Pogo. See Note 3 to these unaudited proforma combined financial statements.

(G)	Reflects the elimination of Pogo long-term debt not assumed by HNRA in the Purchase.

(H)	Reflects the redemption of $36.4 million of temporary equity from the redemption of 3,323,707 shares of redeemable common stock from temporary equity to permanent equity as Class A common stock as a result of the Purchase.

(I)	Reflects the adjustments for the shares acquired by Meteora pursuant to the Non Redemption Agreements for 600,000 shares, with Meteora receiving $3,567,960 of funds from the Trust Account. Meteora also received $4,086,701 in funds from the Trust account pursuant to the Forward Purchase Agreement, whereby they acquired 50,070 Recycled Shares from Public Shareholders. The Company recognized a liability of $6,302,279 to account for the Forward Purchase Agreement as a derivative liability under FASB ASC 480 as of September 30, 2023. Changes in the fair value of the Forward Purchase Agreement will be recognized in earnings each reporting period. Meteora also received 90,000 shares of Class A Common Stock and $200,000 in cash as transaction fees.

(J)	Reflects the conversion of existing non-redeemable HNRA common stock to Class A common stock as a result of the Up-C structure.

(K)	Reflects the issuance of an estimated 500,000 shares of common stock with a value of $1,500,000 to White Lion as a commitment fee in connection with closing of the MIPA pursuant to the Common Stock Purchase Agreement. The estimated shares of common stock to be issued to White Lion are based on a stock price of $3.00 per share based on the Closing price of the Company’s common stock at November 16, 2023.

(L)	Reflects the issuance of an estimated 243,500 shares of common stock with a value of $1,935,965 to officers and advisors as a transaction fees in connection with closing of the MIPA. Includes 134,500 of shares to Founders related to the Founders Pledge Agreement. The estimated shares of common stock to be issued to White Lion are based on a stock price of $6.77 per share based on the Closing price of the Company’s common stock at November 15, 2023.

(M)	Reflects the remaining 445,626 unredeemed redeemable shares which are automatically converted into Class A Common Shares.

(N)	Reflects the change in value of the trust account and the redemption value of the shares to the actuals that were disbursed.

Adjustments to Unaudited Pro forma combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma combined statement of operations for the nine months ended September 30, 2023, are as follows:

(O)	Reflects the reduction of the historical results of operations of POGO for the impact of the 10% overriding royalty interest in the acquired properties not acquired by the Company.

(P)	Reflects the adjustment to depletion, depreciation and amortization for the estimated new basis of property plant and equipment and oil and gas reserves as a result of the preliminary purchase price allocation.

(Q)	Reflects the adjustment to include $622,500 of quarterly salary of the Company’s officers, beginning after closing of the MIPA for three officers, pursuant to the Company’s compensation plan. This adjustment also includes the estimate of $270,000 of consulting fees payable to the Company’s President and an entity controlled by the Company’s Chairman pursuant to their consulting agreements entered into in February 2023, and $871,975 in expense related to one year of vesting of the RSU grants to those officers that pursuant to the Company’s compensation plan.

(R)	Reflects nine months of interest expense on the senior secured term loan pursuant to the Debt Commitment Letter, including amortization of deferred finance costs paid at closing. The senior secured term loan bear interest at Prime plus 6.5%.

(S)	Reflects nine months of interest expense related to the issuance of the Seller Promissory Note, as the pro forma closing of the Purchase is assumed to be January 1, 2022. The Seller Promissory Note will bear interest at the greater of 12% per annum or the highest interest rate applicable to HNR financing.

(T)	Reflects the reversal of historical interest expense of Pogo.

(U)	Reflects the reversal of interest income earned on marketable securities held in the Trust Account.

(V)	Represents the estimated income tax effect of the pro forma adjustments and calculated using the enacted applicable statutory income tax rates and the estimated income tax impact of historical Pogo results of operations being taxed under the Company’s structure as a C-Corporation.

The pro forma adjustments included in the unaudited pro forma combined statement of operations for the year ended December 31, 2022, are as follows:

(W)	Reflects the reduction of the historical results of operations of POGO for the impact of the 10% overriding royalty interest in the acquired properties not acquired by the Company.

(X)	Reflects the adjustment to depletion, depreciation and amortization for the estimated new basis of property plant and equipment and oil and gas reserves as a result of the preliminary purchase price allocation.

(Y)	Reflects the adjustment to include $830,000 of annual salary of the Company’s officers beginning after closing of the MIPA for three officers, pursuant to the Company’s compensation plan. This adjustment also includes the estimate of $553,333 in expense related to one year of vesting of the RSU grants to those officers that pursuant to the Company’s compensation plan. Also includes $1,500,000 of expense for the shares of common stock to be issued to White Lion at closing of the MIPA in connect with the Common Stock Purchase Agreement and $360,000 of consulting fees payable and $609,300 of expense related to vesting of restricted stock grants to the Company’s President and an entity controlled by the Company’s Chairman pursuant to their consulting agreements entered into in February 2023.

(Z)	Reflects one year of interest expense on the senior secured term loan pursuant to the Debt Commitment Letter, including amortization of deferred finance costs paid at closing. The senior secured term loan is expected to bear interest at Prime plus 6.5%.

(AA)	Reflects a full year of interest expense related to the issuance of the Seller Promissory Note, as the pro forma closing of the Purchase is assumed to be January 1, 2022. The Seller Promissory Note will bear interest at the greater of 12% per annum or the highest interest rate applicable to HNR financing.

(AB)	Reflects the reversal of historical interest expense of Pogo.

(AC)	Reflects the reversal of interest income earned on marketable securities held in the Trust Account.

(AD)	Represents the estimated income tax effect of the pro forma adjustments and calculated using the enacted applicable statutory income tax rates and the estimated income tax impact of historical Pogo results of operations being taxed under the Company’s structure as a C-Corporation.

5. Pro Forma Earnings per Share

Basic earnings per share is computed based on the historical weighted average number of shares of common stock outstanding during the period, and the issuance of additional shares in connection with the Purchase, assuming the shares were outstanding since January 1, 2022. As the Purchase is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Purchase have been outstanding for the entire period presented. If the maximum number of Public Shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period presented. Diluted earnings per share is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method.

The unaudited pro forma combined financial information has been prepared assuming three alternative levels of redemption for the nine months ended September 30, 2023 and for the year ended December 31, 2022:

Pro Forma Combined
For the Nine Months Ended September 30, 2023
Pro forma net loss attributable to Class A common stockholders	$(5,654,484)
Pro forma net loss per share attributable to Class A common stockholders, basic and diluted	$(1.10)
Weighted average shares outstanding, basic and diluted	5,145,446
Excluded Securities(1)
Public Warrants	8,625,000
Private Warrants	505,000

For the Year Ended December 31, 2022
Pro forma net income attributable to Class A common stockholders	$2,281,735
Pro forma net income per share attributable to Class A common stockholders, basic and diluted	$0.44
Weighted average shares outstanding, basic and diluted	5,139,585
Excluded Securities:(1)
Public Warrants	8,625,000
Private Warrants	505,000

(1)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net income per share, basic and diluted, because their effect would have been anti-dilutive, due to the exercise price of the Public Warrants and Private Warrants being greater that the average market price of the Company’s common stock.

6. Supplemental Oil and Gas Reserve Information (Unaudited)

Estimated Net Quantities of Oil and Gas Reserves

The pro forma estimates of proved oil and gas reserves and discounted future net cash flows for the Target Interests as of December 31, 2021 and December 31, 2022 were prepared by William M. Cobb & Associates, Inc. Users of this information should be aware that the process of estimating quantities of proved oil and gas reserves is very complex, requiring significant subjective decisions to be made in the evaluation of available geologic, engineering, and economic data for each reservoir. The data for any given reservoir may also change substantially over time as a result of numerous factors, including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variance in available data for various reservoirs make estimates generally less precise than other estimates included in the statement of revenue and direct operating expenses disclosures.

The pro forma estimated proved net recoverable reserves presented below include only those quantities of oil and gas geologic and engineering data that demonstrate with reasonable certainty to be recoverable in future periods from known reservoirs under existing economic, operating and regulatory practices. Proved developed reserves represent only those reserves estimated to be recovered through existing wells. Proved undeveloped reserves include those reserves that may be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure for recompletion or secondary recovery operation is required. All of the pro forma properties’ proved reserves set forth herein are located in the Continental United States. The estimate of reserves and the standardized measure of discounted future net cash flows shown below reflect Pogo’s development plan for these properties.

The following tables set forth certain unaudited pro forma information concerning Pogo’s proved oil and gas reserves for the year ended December 31, 2022, giving effect to the Purchase as if it had occurred on January 1, 2022. The following tables provide a summary of the changes in estimated reserves for the periods presented and reconciles the changes from the original transaction estimates to the amended transaction estimates.

	Original Transaction			Reconciling Differences(2)			Amended Transaction
	HNRA (Mboe)	Pogo (Mboe)	Pro Forma Combined (Mboe)	HNRA (Mboe)	Pogo (Mboe)	Pro Forma Combined (Mboe)	HNRA (Mboe)	Pogo (Mboe)	Pro Forma Combined (Mboe)
Proved reserves as of January 1, 2022	—	18,487	18,487	—	(2,184)	(2,184)	—	16,303	16,303
Revisions of previous estimates(1)	—	325	325	—	(29)	(29)	—	296	296
Extensions, discoveries and other additions	—	—	—	—	—	—	—	—	—
Purchases of reserves in place	—	—	—	—	—	—	—	—	—
Sales of reserves in place	—	—	—	—	—	—	—	—	—
Production	—	(473)	(473)	—	47	47	—	(426)	(426)
Proved reserves as of December 31, 2022	—	18,339	18,339	—	(2,166)	(2,166)	—	16,173	16,173
Proved developed reserves:
As of December 31, 2022	—	13,609	13,609	—	(1,608)	(1,608)	—	12,001	12,001
Proved undeveloped reserves:
As of December 31, 2022	—	4,730	4,730	—	(558)	(558)	—	4,172	4,172

(1)	The positive revision in 2022 is primarily attributable to the increase in year-end SEC commodity prices for oil and natural gas.

(2)	The reconciling differences as shown in the table above are the result of the 10% overriding royalty interest not acquired in the amended transaction.

Standardized Measure of Discounted Future Net Cash Flows

The pro forma standardized measure related to proved oil, gas and NGL reserves is summarized below. This summary is based on a valuation of proved reserves using discounted cash flows based on SEC pricing applicable for each year, costs and economic conditions and a 10% discount rate. The additions to proved reserves from new discoveries and extensions and the impact of changes in prices and costs associated with proved reserves could vary significantly from year to year. Accordingly, the information presented below is not an estimate of fair value and should not be considered indicative of any trends.

The pro forma standardized measure of discounted future cash flows does not purport, nor should it be interpreted to present, estimates of the fair value of the properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and risks inherent in reserve estimates.

The following summary sets forth future net cash flows relating to proved oil and gas reserves based on the standardized measure prescribed by FASB ASC Topic 932 and reconciles the changes from the original transaction estimates to the amended transaction estimates.

	Original Transaction			Reconciling Differences(1)			Amended Transaction
	HNRA (Mboe)	Pogo (Mboe)	Pro Forma Combined (Mboe)	HNRA (Mboe)	Pogo (Mboe)	Pro Forma Combined (Mboe)	HNRA (Mboe)	Pogo (Mboe)	Pro Forma Combined (Mboe)
Future cash inflows	$—	$1,680,514	$1,680,514	$—	$(198,481)	$(198,481)	—	1,482,033	1,482,033
Future Cost
Production	—	(451,155)	(451,155)	—	16,450	16,450	—	(434,705)	(434,705)
Development	—	(124,216)	(124,216)	—	—	—	—	(124,216)	(124,216)
Future inflows before income tax	—	1,105,143	1,105,143	—	(182,031)	(182,031)	—	923,112	923,112
Future income tax expense	—	—	—	—	—	—	—	—	—
Future net cash flows	—	1,105,143	1,105,143	—	(182,031)	(182,031)	—	923,112	923,112
Discount of 10% per annum		(585,596)	(585,596)		96,144	96,144		(489,452)	(489,452)
Standardized measure of discounted future net cash flows	$—	$519,547	$519,547	$—	$(85,887)	$(85,887)	$—	$433,660	$433,660

(1)	The reconciling differences as shown in the table above are the result of the 10% overriding royalty interest not acquired in the amended transaction.

In accordance with SEC and Financial Accounting Standards Board (“FASB”) requirements, our estimated net proved reserves and standardized measure at December 31, 2022 utilized prices (subsequently adjusted for quality and basis differentials) based on the twelve month unweighted average of the first of the month prices of West Texas Intermediate (“WTI”) oil price which equates to $93.67 per Bbl and an average Henry Hub spot gas price which equates to $6.358 per MMBtu of gas. Furthermore, future development costs include abandonment costs.

The following table sets forth the pro forma changes in standardized measure of discounted future net cash flows relating to proved oil and gas reserves for the periods indicated and reconciles the changes from the original transaction estimates to the amended transaction estimates.

Changes in Standardized Measure

	Original Transaction			Reconciling Differences(1)			Amended Transaction
	HNRA (Mboe)	Pogo (Mboe)	Pro Forma Combined (Mboe)	HNRA (Mboe)	Pogo (Mboe)	Pro Forma Combined (Mboe)	HNRA (Mboe)	Pogo (Mboe)	Pro Forma Combined (Mboe)
Standardized measure, beginning of year	$—	$307,409	$307,409	$—	$(57,226)	$(57,226)	$—	$250,183	$250,183
Accretion of discount		30,741	30,741		(5,723)	(5,723)		25,018	25,018
Net change in sales and transfer prices and in production (lifting) costs related to future production	—	176,448	176,448	—	(24,615)	(24,615)	—	151,833	151,833
Purchase of minerals in place	—	—	—	—	—	—	—	—	—
Changes in estimated future developments	—	12,926	12,926	—	—	—	—	12,926	12,926
Previously estimated development incurred during the period	—	2,100	2,100	—	—	—	—	2,100	2,100
Revision of quantity estimates	—	9,217	9,217	—	(1,182)	(1,182)	—	8,035	8,035
Net change in income taxes	—	—	—	—	—	—	—	—	—
Sales of oil and gas produced, net of production costs	—	(23,501)	(23,501)	—	3,646	3,646	—	(19,855)	(19,855)
Timing and other differences	—	4,207	4,207	—	(787)	(787)	—	3,420	3,420
Standardized measure, end of year	$—	$519,547	$519,547	—	(85,887)	(85,887)	—	$433,660	$433,660

(1)	The reconciling differences as shown in the table above are the result of the 10% overriding royalty interest not acquired in the amended transaction.